UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2021
RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6312 S. Fiddlers Green Circle, Suite 200N
Greenwood Village, Colorado            80111
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable
(Former name or former address, if changed since last report.)
 ___________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RRGB	NASDAQ	(Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Credit Agreement Amendment
On February 25, 2021 (the “Second Amendment Effective Date”), Red Robin Gourmet Burgers, Inc. (the “Company”), Red Robin International, Inc. (the “Borrower”) and certain of their subsidiaries entered into the Second Amendment to Credit Agreement (the “Second Amendment”) with certain lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Second Amendment further amends the Company’s Amended and Restated Credit Agreement (as amended, the “Credit Facility”) to, among other things:
•suspend the application of (a) the lease adjusted leverage ratio financial covenant (the “Leverage Ratio Covenant”) and (b) the fixed charge coverage ratio financial covenant (the “FCCR Covenant”), in each case, for the first and second fiscal quarters of 2021;
•increase the maximum leverage permitted for purposes of the Leverage Ratio Covenant for the fourth fiscal quarter of 2021 and the first and second fiscal quarters of 2022;
•for the third and fourth fiscal quarters of 2021 and the first fiscal quarter of 2022, provide that (a) the Leverage Ratio Covenant will be calculated using a seasonally adjusted annualized consolidated EBITDA for the applicable period since the beginning of the third fiscal quarter of 2021 and (b) the FCCR Covenant will be calculated only for the applicable period since the beginning of third fiscal quarter of 2021;
•revise the FCCR Covenant to account for cash tax refunds received in the 2021 fiscal year;
•amend the minimum liquidity covenant such that it is measured as of the last day of each applicable fiscal quarter and (a) for the first and second fiscal quarters of 2021, requires minimum liquidity of $55,000,000 and (b) for the third and fourth fiscal quarters of 2021, requires minimum liquidity of $42,000,000;
•delete provisions requiring mandatory prepayments from net cash proceeds of certain equity issuances and convertible debt issuances;
•shorten the maturity date applicable to the revolver and term loans to January 10, 2023;
•reduce the aggregate revolving commitment (i) to $130,000,000 on the Second Amendment Effective Date and (ii) to $100,000,000 at the end of the third fiscal quarter of 2021;
•increase the pricing under the Credit Facility for (a) the period from the Second Amendment Effective Date through the first interest determination date occurring after the fourth fiscal quarter of 2021 to LIBOR (subject to a 1.00% floor) plus 4.50% and (b) periods thereafter to LIBOR (to which a 1.00% LIBOR floor shall apply) plus 4.00%;
•require the payment of a utilization fee (paid on the revolver maturity date) equal to 0.75% per annum of the daily outstanding principal amount of term loans, revolving loans, swingline loans and letter of credit obligations from the Second Amendment Effective Date to the first interest determination date occurring after the fourth fiscal quarter of 2021;
•subject to limited exceptions and other limitations, prohibit certain capital expenditures, restricted payments, acquisitions and other investments until the Company’s delivery of a compliance certificate for a fiscal quarter (beginning with the third fiscal quarter of 2021 (the fourth fiscal quarter of 2021 in the case of restricted payments)) demonstrating an adjusted leverage ratio less than or equal to 5.00 : 1.00; and
•amend the anti-cash hoarding provision to require revolver repayments (but with no associated permanent reduction in the revolving commitment) to the extent that the Company’s consolidated cash on hand exceeds $35,000,000 at any time.
The description above is a summary of the Second Amendment and is qualified in its entirety by the complete text of the agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The discussion of the Second Amendment to the Credit Facility set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description
10.1
Second Amendment to Credit Agreement, dated as of February 25, 2021, by and among Red Robin International, Inc., Red Robin Gourmet Burgers, Inc., the Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as administration agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2021

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Lynn S. Schweinfurth
Name:	Lynn S. Schweinfurth
Title:	Executive Vice President and Chief Financial Officer

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